Exhibit 99.1

Press Release

Safehold Reports First Quarter 2023 Results

NEW YORK, April 26, 2023

Safehold Inc. (NYSE: SAFE) reported results for the first quarter 2023.1

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investors” section.

Highlights from the earnings announcement include:

—	Q1‘23 revenue was $78.3 million
—	Q1‘23 net income attributable to common shareholders was $4.7 million, or $26.3 million excluding merger and Caret related costs[2]
—	Q1‘23 earnings per share was $0.07, or $0.41 excluding merger and Caret related costs[2]
—	Closed merger with iStar, internalizing Safehold’s management structure and adding MSD Partners as major shareholder and Caret investor

1 On March 31, 2023, Safehold Inc. (“Old SAFE”) merged with and into iStar Inc. (“iStar”), at which time Old SAFE ceased to exist, and iStar continued as the surviving corporation and changed its name to “Safehold Inc.” For accounting purposes, the merger is treated as a “reverse acquisition” in which iStar is considered the legal acquirer and Old SAFE is considered the accounting acquirer. As a result, the historical financial statements of Old SAFE became the historical financial statements of post-merger Safehold Inc.

2 Merger and Caret related costs were $21.6m or $0.34 per share in Q1’23 including $9.4m or $0.15 per share expenses and reserves related to legal, tax, accounting, and advisors, $6.9m or $0.11 per share transfer tax and $5.3m or $0.08 per share G&A primarily related to the termination of pre-existing iStar incentive plans and other miscellaneous items.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

—	Closed $24.5 million third party investment in Caret at $2.0 billion valuation
—	Closed an additional $500 million unsecured revolving credit facility, increasing total unsecured credit lines to $1.85 billion

“We are pleased to have closed our merger transaction at the end of the quarter and enhanced Safehold’s leadership position in the ground lease industry,” said Jay Sugarman, Chairman and Chief Executive Officer. ”While transaction activity has been limited amid a volatile macro backdrop, we look forward to continuing our long-term growth trends once commercial activity resumes.”

The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	330810

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 8:00 p.m. ET on April 26, 2023 through 12:00 a.m. ET on May 10, 2023 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	48222

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com